ING USA ANNUITY AND LIFE INSURANCE COMPANY

                   Company Address and Name Change Endorsement


"Your Policy" means the policy, contract or certificate to which thisendorsement is attached.

Your Policy is amended as follows:

The name of Golden American Life Insurance Company has been changed to ING USA Annuity and Life Insurance Company. Accordingly, all references to Golden American Life Insurance Company, Golden American, Golden or GALIC in your Policy are changed to ING USA Annuity and Life Insurance Company, ING USA Annuity and Life, or ING USA respectively.

Concurrently, the company's Home Office address has been changed to:

                                909 Locust Street
                             Des Moines, Iowa 50309

ING USA Annuity and Life Insurance Company has changed its state of domicile from Delaware to Iowa. Any references in your Policy to any Separate Account as being organized in and governed under the laws of the state of Delaware are changed to reflect that it is organized and governed under the laws of the state of Iowa.

In all other respects, your Policy is unchanged.



                                    Paula Cludray-Engelke

                                         Secretary




GA-RA-2005